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Exhibit 23.2

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Armada Hoffler Properties, Inc. of our reports dated April 1, 2016 and October 19, 2016, relating to the combined statements of revenues and certain operating expenses for the years ended December 31, 2014 and December 31, 2015, respectively, of the Retail Portfolio, which appear in the Current Reports on Form 8-K/A and Form 8-K of Armada Hoffler Properties, Inc. filed with the Securities and Exchange Commission on April 1, 2016 and October 19, 2016, respectively. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                      /s/ PricewaterhouseCoopers LLP

Cleveland, OH
October 19, 2016

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  Exhibit 23.2
Consent of Independent Accountants